Exhibit (11)

PACIFICA BANCORP, INC.

COMPUTATION OF PER SHARE EARNINGS

	For Three Months Ended September 30,		For Nine Months Ended September 30,
	2002	2001	2002	2001

Net income (loss)	$(165,000)	$(1,533,000)	$57,000	$(1,285,000)
Less accrued preferred stock dividends	(4,000)	—	(4,000)	—
Net income (loss) available to common shareholders	$(169,000)	$(1,533,000)	$53,000	$(1,285,000)

Computation of average shares outstanding

Shares outstanding at beginning of the period	3,260,368	3,265,608	3,260,368	3,258,208

Additional shares deemed outstanding because of stock dividends	—	—	—	—

Additional shares deemed outstanding because of stock splits	—	—	—	—

Shares repurchased	—	—	—	—

Shares issued during the period times average time outstanding during the period	—	8,339	—	9,638
Avearge basic shares outstanding	3,260,368	3,273,947	3,260,368	3,267,846

Dilutive shares	—	—	80,796	—
Average diluted shares outstanding	3,260,368	3,273,947	3,341,164	3,267,846

Basic earnings (loss) per share available to common shareholders	$(0.05)	$(0.47)	$0.02	$(0.39)
Diluted earnings (loss) per share available to common shareholders	$(0.05)	$(0.47)	$0.02	$(0.39)